EXHIBIT 99.1

American River Bankshares Reports First Quarter 2015 Results

SACRAMENTO, Calif., April 16, 2015 (GLOBE NEWSWIRE) -- American River Bankshares (Nasdaq:AMRB) today reported net income of $956,000, or $0.12 per diluted share for the first quarter of 2015 compared to $1.0 million, or $0.12 per diluted share for the first quarter of 2014.

"First quarter results are consistent with our Company's objective to more effectively leverage our deposits, our people and our capital," said David Taber, President and CEO of American River Bankshares. "Adding perspective to this effort is the three consecutive quarters of growth in net loans and the completion of our 2015 stock repurchase program."

Financial Highlights

  Net loans increased $3.1 million (1.2%) and core deposits decreased $9.9 million (2.3%) during the first quarter of 2015.
  The first quarter 2015 net interest margin was 3.46%, compared to 3.41% for the fourth quarter of 2014 and 3.60% for the first quarter of 2014. Net interest income was $4.7 million in the first quarter, consistent with fourth quarter of 2014.
  The allowance for loan and lease losses was $5.3 million (1.99% of total loans and leases) at March 31, 2015, compared to $5.3 million (2.01% of total loans and leases) at December 31, 2014. The allowance for loan and lease losses to nonperforming loans and leases was 308.1% at March 31, 2015, compared to 320.69% at December 31, 2014.
  Shareholders' equity was $87.9 million at March 31, 2015 compared to $89.6 million at December 31, 2014. Tangible book value per share was $9.29 at March 31, 2015 compared to $9.06 per share at December 31, 2014. Book value per share was $11.40 per share at March 31, 2015 compared to $11.08 per share at December 31, 2014.
  In the first quarter, the 2015 Stock Repurchase Program resulted in the Company repurchasing 404,481 shares of its common stock at an average price of $9.75 per share. The 404,481 shares was the target under the 2015 Program.
  The Company remains above the well-capitalized regulatory guidelines. At March 31, 2015, American River Bankshares' Leverage ratio was 11.4% compared to 11.6% at December 31, 2014; the Tier 1 Risk-Based Capital ratio was 20.3% compared to 21.6% at December 31, 2014; and the Total Risk-Based Capital ratio was 21.6% compared to 22.9% at December 31, 2014. In addition, the Company exceeded the requirements for the new Common Equity Tier 1 capital ratio, which became effective in 2015. The Common Equity Tier 1 capital ratio was 20.3% at March 31, 2015.

Northern California Economic Update, March 31, 2015

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties. Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, State of California Economic Development Department, US Census, CBRE, Integra Realty Resources, Pacific Union, Sacramento Association of Realtors and Trading Economics.  In general, previous reports noted that economic indicators in these markets ended 2012 on a positive note, results for 2013 were positive and, in 2014, most trends continued to be generally positive.   Residential home sales, trending positive throughout 2012, slowed in late 2013 and first quarter of 2014, improved in the second and third quarters of 2014, and trended downward in the fourth quarter of 2014.  Positive trends in commercial real estate in late 2012 and 2013 continued through 2014. In the first quarter of 2015, overall residential and commercial real estate results have been flat to slightly down. Through 2014, in California and our markets, employment also exhibited a trend of improvement over multiple quarters, with a slight softening in the first quarter of 2015.

Commercial Real Estate.  In the Greater Sacramento Area, office vacancies at the end of 2014 were 14.4%, down from 15.5% at year-end 2013; retail vacancies decreased to 8.7% at the end of 2014 compared to 9.6% at the end of 2013; and industrial vacancy was 9.4%, down from 11.4% at year-end 2013. Flat to slight improvement can be seen in the first quarter of 2015, with vacancy rates of 14.4%, 8.4% and 9.2% for office, retail and industrial, respectively. In the fourth quarter of 2014, Sonoma County commercial real estate vacancies improved in all market segments. During 2014, office property vacancies decreased from 20.2% to 17.6%, industrial vacancies decreased from 10.0% to 7.7% and retail vacancies decreased from 4.7% to 4.0%.  Absorption of commercial real estate continues to be positive in both the Greater Sacramento Area and Sonoma County. As of the end of 2014, absorption in all market segments was positive. With the exception of the 3rd quarter of 2013 (negative industrial absorption), Sacramento County has reported positive absorption in each of the last nine quarters, including the most recent quarter.  Similarly, for the office and industrial segments, Sonoma County has reported positive absorption each of the last nine quarters, including the most recent quarter. Sonoma County does not measure retail absorption but with a current 4.0% vacancy rate, the same as year-end 2014 and down from 5.1% over a two-year period, the retail market remains strong in the County.  In the Greater Sacramento Area, commercial lease rates have shown little change over the past two years; office rates have been in the $1.74/SF to $1.78/SF range, retail has ranged from $1.31/SF to $1.33/SF, and industrial has ranged from $0.35/SF to $0.36/SF.  As a proxy for Sonoma County, Santa Rosa lease rates have continued to improve. For the 3rd quarter of 2014, full service office lease rates ranged from $1.09/SF to $2.00/SF. For the first quarter of 2015, the range moved up to $1.50/SF to $2.25/SF. For the same two periods, industrial gross lease rates increased from the range of $0.53/SF to $0.85/SF to the range of $0.60/SF to $1.23/SF and retail triple net lease rates increased from the range of $1.00/SF to $2.03/SF to the range of $1.66/SF to $2.50/SF.

The Amador region has the lowest level of commercial real estate concentration in the Bank's loan portfolio. There is limited demand for commercial real estate in this region and as a result, minimal information is available.

Residential Real Estate.  Residential real estate data is focused on California and the markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sale turnover (days on market, current inventory). Foreclosure activity has stabilized and has a lesser effect on the current residential market.

Results in sales activity were positive through most of 2013, but mixed in 2014. After a drop in asking prices and median sales prices for several years through 2011, these prices increased in all our markets in 2012 and 2013. Comparing year end 2014 to year end 2013, asking prices were 10% higher in Sacramento County, nearly 1% higher in Sonoma County and 50% higher in Amador County (note that the number of listings in Amador is very low and the average can be skewed by one or two more high-priced homes). Current data for the first quarter of 2015 shows average asking prices have increased by 12% and 7% over the average asking prices for the fourth quarter of 2014 for Sacramento County and Sonoma County, respectively, while they have decreased by 5% in Amador County. The trend for median closed sales prices is mixed. Compared to year-end 2013, closed sales prices at year end 2014 were up 5% in Sacramento, down 5% in Sonoma County and down 26% in Amador County. However, current data for the first quarter of 2015 shows no change in the median closed sales prices in Sacramento and Sonoma and a 54% increase for Amador, all when compared to the fourth quarter of 2014.

Through most of 2013, Sacramento reported a sales inventory of less than one month, increased to 52 days in the fourth quarter of 2013, and was up to 78 days in the fourth quarter of 2014. This number has essentially remained the same through the first quarter of 2015. The number of closed sales remained stable for most of 2014, dropping slightly in the fourth quarter of 2014. The increase in inventory was primarily due to more homes for sale. The average number of homes for sale at the end of 2014 was over 50% higher than at the end of 2013. Average days on market for closed sales was at a low of 21 days in June 2013 and increased to 30 days at year-end 2013. At the end of 2014, average time on market increased to 38 days. There has been a slight uptick of a few days for the most recent quarter.

In Sonoma County, there were 51 days of inventory at the end of June 2013, increasing to 69 days at year end 2013. After increasing to 94 days in March 2014, inventory ended 2014 at 87 days. Currently it is up and running at nearly 3.5 months of supply.

In Sacramento the ratio trend of conventional sales compared to short sales and bank-owned properties ("OREO") sales has been very positive over the last three years. In January 2012 this ratio was almost even; conventional sales were 37% of total sales, short sales were 31% and OREO sales were 32%. The trend towards conventional sales has been pronounced. During the fourth quarter of 2014, of 3,685 total sales in the Sacramento market, 88% were conventional sales, 6% were short sales and 6% were sales of OREO. Current 2015 data shows a modest decrease to 84% conventional sales.

Employment.  California unemployment reached a high of 11.4% in second quarter of 2012, and dropped steadily to 9.6% at year-end 2012, 7.9% at year-end 2013 and 6.7% at year-end 2014. Based on available data, the 6.7% rate is holding in the first quarter of 2015. The number of employed Californians continues to increase; compared to 17.0 million at the end of 2013, statewide employment was 17.5 million at the end of November 2014, an increase of 463,000 jobs, or 2.72%. Another 143,000 jobs were added for the two month period ended February 28, 2015.

At year-end December 2014, all three of our markets reported lower unemployment rates than at year end 2013. Two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) continue to be below State unemployment figures, and Santa Rosa-Petaluma MSA has been lower than the national average since the end of 2012. Over the same period, Amador County has been higher than the State but the 7.2% unemployment rate at the end of 2014 was the County's lowest rate in over three years. Allowing for possible effects from seasonality, all three markets show a slight unemployment uptick in the first quarter of 2015.   Job growth was positive in all of our markets in 2014. Through December 2014, Sacramento MSA job growth was 1.94%, Santa Rosa-Petaluma MSA was 4.27% and Amador County was 3.52%.

Asset Quality and Balance Sheet Review

American River Bankshares' assets totaled $605.9 million at March 31, 2015, compared to $617.8 million at December 31, 2014, and $603.7 million at March 31, 2014.

Net loans totaled $261.1 million at March 31, 2015, up from $258.1 million at December 31, 2014 and $255.5 million at March 31, 2014. Nonperforming loans decreased $160,000 from $1.9 million at March 31, 2014 to $1.7 million at March 31, 2015. Nonperforming loans remained unchanged from December 31, 2014.

The loan portfolio at March 31, 2015 included: real estate loans of $233.2 million (88% of the portfolio), commercial loans of $25.1 million (9% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $8.4 million (3% of the portfolio). The real estate loan portfolio at March 31, 2015 includes: owner-occupied commercial real estate loans of $74.7 million (32% of the real estate portfolio), investor commercial real estate loans of $121.4 million (52% of the real estate portfolio), construction and land development loans of $9.8 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $27.3 million (12% of the real estate loan portfolio).

Nonperforming assets ("NPAs") include nonperforming loans, leases, and other assets and other real estate owned. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $6.3 million at March 31, 2015 from $9.4 million at March 31, 2014 and from $7.2 million at December 31, 2014. The NPAs to total assets ratio stood at 1.04% at the end of March 2015, down from 1.55% one year ago and 1.16% three months earlier.

At March 31, 2015, the Company had five OREO properties totaling $3.7 million. This compares to nine OREO properties totaling $6.6 million at March 31, 2014 and seven OREO properties totaling $4.6 million at December 31, 2014. During the first quarter of 2015, the Company sold two adjoining properties with no recorded gain or loss in the quarter. Other adjustments included a net decrease of $149,000 in the OREO reserve related to the properties sold and for a potential sale that is in escrow. At March 31, 2015, the OREO valuation allowance was $7,000. This compares to a valuation allowance of $105,000 at March 31, 2014 and $156,000 at December 31, 2014.

Loans measured for impairment were $25.0 million at the end of March 2015, compared to $25.1 million at December 31, 2014, and $26.4 million a year ago. Specific reserves of $1,582,000 were held on the impaired loans as of March 31, 2015, compared to $1,603,000 at December 31, 2014 and $1,638,000 at March 31, 2014. There was no provision for loan and lease losses for the first quarter of 2015 and the first quarter of 2014. The Company had net recoveries of $7,000 in the first quarter of 2015 compared to net recoveries of $27,000 in the first quarter of 2014. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At March 31, 2015, this evaluation resulted in specific reserves of $367,000 on nonperforming loans that were considered impaired compared to $353,000 at December 31, 2014 and $404,000 at March 31, 2014. At March 31, 2015, there were five loans totaling $1.1 million, which are included in the $1.7 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures. At March 31, 2014 there were three loans totaling $911,000, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals. Specific reserves on impaired performing loans were $1,215,000 as of March 31, 2015, compared to $1,250,000 at December 31, 2014 and $1,234,000 at March 31, 2014.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco ("FHLB Stock"), totaled $285.9 million at March 31, 2015, down 2.6% from $293.6 million at December 31, 2014 and up 2.3% from $279.6 million at March 31, 2014. At March 31, 2015, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At March 31, 2015, total deposits were $501.2 million, compared to $510.7 million at December 31, 2014 and $500.9 million one year ago. Core deposits decreased $9.9 million (2.3%) to $413.1 million at March 31, 2015 from $423.0 million at December 31, 2014 and increased $3.5 million (0.9%) from $409.6 million at March 31, 2014. The Company considers all deposits except time deposits as core deposits.

At March 31, 2015, noninterest-bearing demand deposits accounted for 32% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 26% and time certificates were 18% of total deposits. At March 31, 2014, noninterest-bearing demand deposits accounted for 31% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 18% of total deposits.

Shareholders' equity decreased to $87.9 million at March 31, 2015, compared to $89.6 million at December 31, 2014 and $85.9 million at March 31, 2014. The $1.7 million (1.9%) decrease in equity from December 31, 2014 was due primarily to a decrease in common stock of $3.9 million related to repurchases made under the 2015 Stock Repurchase Program, partially offset by an increase in accumulated other comprehensive income of $1.2 million as a result of the increase in the unrealized gain on securities due to a continued low rate environment, and an increase in Retained Earnings of $1.0 million due to the net income for the quarter. In 2015 the Company repurchased 404,481 shares of its common stock at an average price of $9.75 per share.

Net Interest Income

First quarter 2015 net interest income remained unchanged quarter over quarter at $4.7 million. The net interest margin as a percentage of average earning assets was 3.46% in the first quarter of 2015, compared to 3.41% in the fourth quarter of 2014 and 3.60% in the first quarter of 2014. Interest income for the first quarter of 2015 decreased slightly to $4.9 million from $5.0 million for the first quarter of 2014. Interest expense for the first quarter of 2015 decreased 18% to $248,000 from $304,000 for the first quarter of 2014.

The average tax equivalent yield on earning assets declined from 3.83% in the first quarter of 2014 to 3.64% for the first quarter of 2015.  For the comparison of the first quarters, the decrease in the yield on earning assets was primarily attributable to a decrease in the yield on loans and an increase in investment balances. The yield on loans decreased from 5.41% in the first quarter of 2014 to 5.10% in the first quarter of 2015. This decrease is related to new loans being funded at current market interest rates which are lower than the rates received on the existing loan portfolio. Although the foregone interest on nonaccrual loans decreased in the first quarter of 2015 compared to the first quarter of 2014, it continues to have an impact on the net interest margin.  During the first quarter of 2015, foregone interest income on nonaccrual loans was approximately $23,000, compared to foregone interest of $39,000 during the first quarter of 2014.  The foregone interest had a two basis point negative impact on the yield on earning assets during the first quarter of 2015 compared to a three basis point negative impact during the first quarter of 2014. Average investment balances increased $13.7 million (4.9%) from $276.9 million in the first quarter of 2014 to $290.5 million during the first quarter of 2015. The increased balances in the lower yielding (2.17%) investments diluted the overall yield earned on earning assets for the period.

The average balance of earning assets increased 3% from $536.7 million in the first quarter of 2014 to $554.0 million in the first quarter of 2015.  When compared to the first quarter of 2014, average loan balances were up 1% to $262.5 million for the first quarter of 2015.  The Company has continued to generate new loans and over the past twelve months the production of new loans has been able to outpace loan payoffs resulting in an increase in average loans.

Average deposits increased $12.6 million (2.6%) from $490.9 million during the first quarter of 2014 to $503.5 million during the first quarter of 2015. Average borrowings decreased from $12.0 million during the first quarter of 2014 to $11.0 million during the first quarter of 2015.

Noninterest Income and Expense

Noninterest income for the first quarter of 2015 was $585,000, up 17% from $502,000 in the first quarter of 2014. On a quarter over quarter basis, the increase in noninterest income was primarily related to an increase in income from security sales from zero in the first quarter of 2014 to $167,000 in the first quarter of 2015 somewhat offset by a decrease in rental income from OREO properties from $107,000 in the first quarter of 2014 to $71,000 in the first quarter of 2015. The decrease in OREO income was due to a reduction in income producing bank owned properties.

Noninterest expense increased 4% to $3.8 million for the first quarter of 2015 from $3.7 million in the first quarter of 2014. While there were many fluctuations in expense related items between the first quarter of 2014 and 2015, two areas of note would be an increase in salary and employee benefits from $2.1 million in 2014 to $2.3 million in 2015 and a $148,000 increase in OREO related expense from ($1,000) in the first quarter of 2014 to $147,000 in the first quarter of 2015.

The increase in salaries and benefits resulted from increases in salary expense and other benefits. Salary expense increased by $100,000 from $1.6 million in 2014 to $1.7 million in 2015 and is related to normal salary adjustments as well as an increase in the number of staff. The average number of full time equivalent staff increased from 100.6 in the first quarter of 2014 to 102.7 during the first quarter of 2015. Other benefit expense, which includes health care related benefits, 401(k) matching, and employee placement fees, increased by $35,000 from $359,000 in 2014 to $394,000 in 2015. The increase in OREO expense was primarily related to a $106,000 gain on sale recorded in the first quarter of 2014, which offset the normal operating expenses for the period and no gain on sale during the first quarter of 2015 and a $76,000 expense related to a valuation adjustment on a property sold during the period.

The fully taxable equivalent efficiency ratio for the first quarter of 2015 was 71.8% compared to 69.4% for the first quarter of 2014.

Provision for Income Taxes

Federal and state income taxes decreased from $535,000 in the first quarter of 2014 to $470,000 in the first quarter of 2015. Pretax income decreased from $1.5 million in the first quarter of 2014 to $1.4 million in 2015.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 16, 2015 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts' questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call's completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (Nasdaq:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31,	December 31,	March 31,
ASSETS	2015	2014	2014
Cash and due from banks	$ 17,047	$ 22,449	$ 24,131
Interest-bearing deposits in banks	1,000	1,000	1,000
Investment securities	282,225	289,926	276,303
Loans & leases:
Real estate	233,200	229,375	227,885
Commercial	25,133	25,186	23,428
Lease financing	1,131	1,286	1,297
Other	7,238	7,798	8,548
Deferred loan and lease origination fees, net	(282)	(287)	(320)
Allowance for loan and lease losses	(5,308)	(5,301)	(5,373)
Loans and leases, net	261,112	258,057	255,465
Bank premises and equipment, net	1,551	1,518	1,523
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,686	3,686	3,248
Other real estate owned, net	3,720	4,647	6,621
Accrued interest receivable and other assets	19,193	20,150	19,082
	$ 605,855	$ 617,754	$ 603,694

LIABILITIES & SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$ 158,590	$ 155,698	$ 155,860
Interest checking	62,474	60,862	62,086
Money market	132,083	147,625	137,492
Savings	59,951	58,820	54,195
Time deposits	88,061	87,688	91,259
Total deposits	501,159	510,693	500,892
Short-term borrowings	3,500	3,500	3,000
Long-term borrowings	7,500	7,500	8,000
Accrued interest and other liabilities	5,823	6,414	5,884
Total liabilities	517,982	528,107	517,776

SHAREHOLDERS' EQUITY
Common stock	$ 53,236	$ 57,126	$ 57,898
Retained earnings	30,106	29,150	25,795
Accumulated other comprehensive income	4,531	3,371	2,225
Total shareholders' equity	87,873	89,647	85,918
	$ 605,855	$ 617,754	$ 603,694

Ratios:
Nonperforming loans and leases to total loans and leases	0.65%	0.63%	0.72%
Net recoveries to average loans and leases (annualized)	-0.01%	-0.20%	-0.04%
Allowance for loan and lease losses to total loans and leases	1.99%	2.01%	2.06%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	11.38%	11.60%	11.66%
Common Equity Tier 1	20.32%	n/a	n/a
Tier 1 Risk-Based Capital Ratio	20.32%	21.60%	21.13%
Total Risk-Based Capital Ratio	21.57%	22.85%	22.38%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2015	2014	Change
Interest income	$ 4,902	$ 4,996	(1.9)%
Interest expense	248	304	(18.4)%
Net interest income	4,654	4,692	(0.8)%
Provision for loan and lease losses	--	--	nm%
Noninterest income:
Service charges on deposit accounts	117	156	(25.0)%
Gain on sale of securities	167	--	nm%
Rental income from other real estate owned	71	107	(33.6)%
Other noninterest income	230	239	(3.8)%
Total noninterest income	585	502	16.5%
Noninterest expense:
Salaries and employee benefits	2,270	2,120	7.1%
Occupancy	293	307	(4.6)%
Furniture and equipment	177	178	(0.6)%
Federal Deposit Insurance Corporation assessments	80	103	(22.3)%
Expenses related to other real estate owned	147	(1)	nm%
Other expense	846	946	(10.6)%
Total noninterest expense	3,813	3,653	4.4%
Income before provision for income taxes	1,426	1,541	(7.5)%
Provision for income taxes	470	535	(12.1)%
Net income	$ 956	$ 1,006	(5.0)%

Basic earnings per share	$ 0.12	$ 0.12	-- %
Diluted earnings per share	$ 0.12	$ 0.12	-- %

Net interest margin as a percentage of average earning assets	3.46%	3.60%

Average diluted shares outstanding	7,845,532	8,341,843

Operating Ratios:
Return on average assets	0.64%	0.68%
Return on average equity	4.39%	4.69%
Return on average tangible equity	5.39%	5.78%
Efficiency ratio (fully taxable equivalent)	71.81%	69.45%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2015	2014	2014	2014	2014
Interest income	$ 4,902	$ 4,936	$ 4,966	$ 5,067	$ 4,996
Interest expense	248	286	287	291	304
Net interest income	4,654	4,650	4,679	4,776	4,692
Provision for loan and lease losses	--	(341)	(200)	--	--
Noninterest income:
Service charges on deposit accounts	117	128	129	149	156
Gain on sale of securities	167	108	83	17	--
Rental income from other real estate owned	71	75	78	105	107
Other noninterest income	230	336	230	237	239
Total noninterest income	585	647	520	508	502
Noninterest expense:
Salaries and employee benefits	2,270	2,297	2,242	2,117	2,120
Occupancy	293	290	295	296	307
Furniture and equipment	177	168	190	188	178
Federal Deposit Insurance Corporation assessments	80	75	94	91	103
Expenses related to other real estate owned	147	208	34	123	(1)
Other expense	846	810	807	884	946
Total noninterest expense	3,813	3,848	3,662	3,699	3,653
Income before provision for income taxes	1,426	1,790	1,737	1,585	1,541
Provision for income taxes	470	594	613	550	535
Net income	$ 956	$ 1,196	$ 1,124	$ 1,035	$ 1,006

Basic earnings per share	$ 0.12	$ 0.15	$ 0.14	$ 0.13	$ 0.12
Diluted earnings per share	$ 0.12	$ 0.15	$ 0.14	$ 0.13	$ 0.12

Net interest margin as a percentage of average earning assets	3.46%	3.41%	3.49%	3.66%	3.60%

Average diluted shares outstanding	7,845,532	8,075,031	8,076,523	8,091,914	8,341,843
Shares outstanding-end of period	7,705,666	8,089,615	8,089,615	8,089,615	8,158,409

Operating Ratios (annualized):
Return on average assets	0.64%	0.76%	0.74%	0.70%	0.68%
Return on average equity	4.39%	5.33%	5.09%	4.80%	4.69%
Return on average tangible equity	5.39%	6.52%	6.25%	5.91%	5.78%
Efficiency ratio (fully taxable equivalent)	71.81%	71.75%	69.53%	69.09%	69.45%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended March 31,	2015			2014

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$ 262,546	$ 3,301	5.10%	$ 258,851	$ 3,455	5.41%
Taxable investment securities	264,046	1,416	2.17%	249,605	1,338	2.17%
Tax-exempt investment securities	26,428	254	3.90%	27,160	267	3.99%
Corporate stock	26	1	15.60%	85	1	4.77%
Interest-bearing deposits in banks	1,000	1	0.41%	1,000	1	0.41%
Total earning assets	554,046	4,973	3.64%	536,701	5,062	3.83%
Cash & due from banks	21,265			21,627
Other assets	39,302			43,447
Allowance for loan & lease losses	(5,305)			(5,458)
	$ 609,308			$ 596,317

LIABILITIES & SHAREHOLDERS' EQUITY
Interest checking and money market	$ 200,525	$ 69	0.14%	$ 194,534	$ 105	0.22%
Savings	58,901	8	0.06%	52,967	12	0.09%
Time deposits	87,696	137	0.63%	91,749	145	0.64%
Other borrowings	10,967	34	1.26%	12,011	42	1.42%
Total interest bearing liabilities	358,089	248	0.28%	351,261	304	0.35%
Noninterest bearing demand deposits	156,399			151,681
Other liabilities	6,537			6,421
Total liabilities	521,025			509,363
Shareholders' equity	88,283			86,954
	$ 609,308			$ 596,317
Net interest income & margin		$ 4,725	3.46%		$ 4,758	3.60%
CONTACT: Investor Contact:
         Mitchell A. Derenzo
         Chief Financial Officer
         American River Bankshares
         (916) 231-6723

         Media Contact:
         Diana La Point
         Corporate Communications
         American River Bankshares
         (916) 231-6717